Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective as of August 1, 2010, by and between Wildcap Energy, a company having an address for the purposes of this Agreement of 2961 W. MacArthur Blvd. Suite 214 Santa Ana, California 92704 (“Wildcap”), and Business Direction Advisors, an entity having an address 7344 East Pinto Way, Orange, CA 92869 (together with their employees, if any, “Business Direction Advisors”).

Business Direction Advisors has a background in accounting and desires to provide financial consulting services (the “Services”) to Wildcap.

Wildcap desires to retain Business Direction Advisors, on an independent contractor basis, to provide the Services.

Therefore, the parties agree as follows:

1.  ENGAGEMENT.  Wildcap hereby engages and retains Business Direction Advisors, beginning on August 1, 2010, to provide the Services and Business Direction Advisors accepts such engagement and agrees to render the Services in accordance with the terms and conditions set forth in this Agreement.  Business Direction Advisors represents to Wildcap that their acceptance of this engagement and the performance of the Services for Wildcap does not and will not conflict with any obligations that Business Direction Advisors has or had to any of his former employers or current clients.

2.  PERFORMANCE OF SERVICES.  The manner and means by which the Services are to be performed and the specific hours to be worked by Business Direction Advisors shall be determined by Business Direction Advisors, but Business Direction Advisors agrees to furnish the Services to Wildcap in a professional manner.  Wildcap will rely on Business Direction Advisors to work as many hours as may be reasonably necessary to fulfill Business Direction Advisors’ obligations under this Agreement.  In performing the Services, Business Direction Advisors shall report directly to Mr. Frederick Rogers.  Business Direction Advisors recognizes that in performing the Services Business Direction Advisors will work on the preparation of the documentation needed to file an Form S-1 document with the Securities and Exchange Commission, and to the extent, that Mr. Frederick Rogers assigns other projects to Business Direction Advisors.  Business Direction Advisors shall make itself available for trips and meetings outside of Santa Ana, California, as required by Wildcap.

3. COMPENSATION.  In consideration of the Services performed, Wildcap will pay to Business Direction Advisors a fee of $75.00/hour for performing these Services. Wildcap  will make payment within fifteen (15) days of invoice submittal by Business Direction Advisors

4.  EXPENSE REIMBURSEMENT.  Travel expenses must be approved by Wildcap in advance and shall be limited to the normal and usual expenses for travel.  Wildcap will reimburse such pre-approved expenses.

5.  SUPPORT SERVICES.  Wildcap will provide office space or other support services, as deemed appropriate by Wildcap, for the benefit of Business Direction Advisors.

6.  TERM/TERMINATION.  Wildcap’s retention of Business Direction Advisors and Business Direction Advisors’ acceptance of such retention is intended to be “at will.”  Consequently, this Agreement shall remain in effect until terminated by either party as of the date set forth in a written notice to the other party delivered in accordance with the notice provisions of this Agreement at least 15 days prior to such date.  In the event of the termination of this Agreement, any accrued but unpaid fees set forth in Section 3 of this Agreement shall be paid within ten days of the effective date of such termination.  Sections 7, 10, 12, 14, 15, 16, 22 and 23 below shall survive the termination of this Agreement.

7.  RELATIONSHIP OF PARTIES.  It is understood by the parties that Business Direction Advisors is an independent contractor with respect to Wildcap, and not an employee of Wildcap.  Wildcap will not provide any health insurance benefits, paid vacation, or any other employee benefit or fringe benefit, for the benefit of Business Direction Advisors.  No partnership or joint venture relationship is created between Wildcap and Business Direction Advisors by this Agreement. Business Direction Advisors shall have no authority to, and shall not, contract on behalf of or bind Wildcap in any respect.  Business Direction Advisors shall be responsible for and shall indemnify Wildcap against any liability with respect to any taxes payable with respect to the fees paid by Wildcap under this Agreement.

8.  DISCLOSURE.  Business Direction Advisors shall promptly disclose to Wildcap any outside activities, interests or investments, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of Wildcap.

9.  INJURIES.  Business Direction Advisors hereby represents to Wildcap that they carry and are covered by liability insurance with reputable insurance carriers of the type and in the amount customary for consultants engaged in providing financial consulting services.  Business Direction Advisors waives any rights to recovery from Wildcap for any injuries that Business Direction Advisors may sustain while performing services under this Agreement and that are a result of the negligence or willful misconduct of Business Direction Advisors.

10.  INDEMNIFICATION.  Business Direction Advisors agrees to indemnify and hold Wildcap harmless from all claims, losses, expenses, fees (including attorney fees), costs, and judgments that may be asserted against Wildcap in connection with, or as a result of, the acts or omissions of Business Direction Advisors, Business Direction Advisors’ employees, if any, and Business Direction Advisors’ agents.

11.  ASSIGNMENT.  Business Direction Advisors’ obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Wildcap.

12.  CONFIDENTIALITY.

(a)           Proprietary Information.  Business Direction Advisors acknowledges that Wildcap owns and will own, and has developed and will develop, proprietary information concerning its business, its products and its customers and clients that derives value by not being generally known to the public or Wildcap’s competitors.  Such information (which is referred to herein as “Proprietary Information”) includes, among other things, technical information, algorithms, techniques, product plans, product ideas, inventions, improvements, trade secrets, know-how and other intellectual property as well as customer lists, financial information, marketing plans, systems, manuals, training materials, forecasts, and business strategies.  Business Direction Advisors shall, at all times, both during Business Direction Advisors’ engagement by Wildcap and thereafter, keep all Proprietary Information in confidence and trust and shall not use any Proprietary Information or anything relating to it without the written consent of Wildcap, except as may be necessary in the ordinary course of performing Business Direction Advisors’ duties for Wildcap.

(b)           Company Property.  Business Direction Advisors recognizes that all Proprietary Information, however stored or memorialized, including those documents and items which Business Direction Advisors may have developed or contributed to developing in providing the Services, and all keys, access codes, marketing materials, samples, recordings, notes, tools, documents, records, apparatus and other equipment or property which Wildcap provides to or makes available to Business Direction Advisors or Business Direction Advisors’ employees or agents, are the sole property of Wildcap.  Business Direction Advisors shall use such property solely for the benefit of Wildcap and for no other purpose.  Upon the termination of Business Direction Advisors’ engagement with Wildcap, Business Direction Advisors shall (i) refrain from taking any such property from Wildcap’s premises, (ii) immediately return to Wildcap. any such property which may be in Business Direction Advisors’ possession or control (including any and all copies thereof) and (iii) certify in writing that Business Direction Advisors has complied with this Section 12(b).

(c)           Third Party Information.  Business Direction Advisors recognizes that Wildcap has received and in the future will receive confidential or proprietary information from third parties subject to a duty on Wildcap’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Business Direction Advisors agrees to, and agrees to cause his employees and agents, if any, to, hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his duties for Wildcap consistent with Wildcap’s agreement with such third party.

(d)           Business Direction Advisors’ Employees and Agents.  Any and all employees and agents of Business Direction Advisors shall enter into separate confidentiality agreements with Wildcap containing provisions substantially as set forth in Sections 12(a), 12(b) and 12(c) of this Agreement prior to providing any Services to Wildcap.  Business Direction Advisors shall ensure that his employees and agents act at all times in compliance with the terms of such separate confidentiality agreements, and Business Direction Advisors shall be responsible to Wildcap for any breach by his employees or agents of any such separate confidentiality agreements.

(e)           Limitation.  The obligations of Business Direction Advisors to keep Proprietary Information confidential shall not apply to information which (a) becomes publicly known through no breach of this Agreement by Business Direction Advisors; (b) was rightfully in Business Direction Advisors’ possession prior to disclosure by the disclosing party and is not used in connection with providing the Services; or (c) is or was developed independently by Business Direction Advisors without the use of or reference to any Proprietary Information and without violation of any confidentiality restriction and is not used in connection with providing the Services.

13.  NONCOMPETITION.  Business Direction Advisors agrees that, during the term of this Agreement, Business Direction Advisors shall not, without the prior written consent of Wildcap, directly or indirectly compete with, or own or acquire an equity interest in, or participate in the ownership or management of, any business that competes or intends to compete with, Wildcap in the development, production, marketing or servicing of any service or product (i) with which Business Direction Advisors is involved during the course of his relationship with Wildcap, or (ii) which Wildcap is developing, producing, marketing or servicing or plans to develop, produce, market or service and of which Business Direction Advisors gains any knowledge during the course of his relationship with Wildcap; provided that the foregoing prohibition shall not include ownership by Business Direction Advisors (either directly or indirectly through ownership of an interest in a mutual fund or similar investment vehicle) of less than two percent (2%) of the outstanding stock of a publicly traded corporation.

14.  NONSOLICITATION.

(a)           No Soliciting of Employees.  Business Direction Advisors agrees that during the term of this Agreement and for a period of 12 months immediately following the termination of Business Direction Advisors’ relationship with Wildcap for any reason, Business Direction Advisors shall not directly or indirectly solicit, induce, recruit or encourage any of Wildcap’s employees, consultants, contractors, agents or representatives to leave their employment or engagement with Wildcap, or attempt to solicit, induce, recruit, encourage or take away employees, consultants, contractors, agents or representatives of Wildcap, either for Business Direction Advisors or for any other person or entity.

(b)           No Soliciting of Customers.  Business Direction Advisors agrees that during the term of this Agreement and for a period of 12 months immediately following the termination of Business Direction Advisors’ relationship with Wildcap for any reason, Business Direction Advisors shall not call on, solicit or service any customer, supplier, licensee, licensor, consultant, or other trade related business relation of Wildcap in order to induce or attempt to induce such person or entity to cease doing business with Wildcap, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, consultant or other trade related business relation and Wildcap (including, without limitation, making any disparaging statements or communications about Wildcap).

15.  OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS.  Business Direction Advisors acknowledges that all Services rendered by Business Direction Advisors and all rights in the results and proceeds of such Services, including, without limitation, all copyrights, trademarks and any other intellectual property rights, shall be the sole and separate property of Wildcap.  To the fullest extent possible or required under all applicable laws, treaties and conventions, the results and proceeds of all Services utilized by Wildcap, whether or not patentable or copyrightable and whether made solely by Business Direction Advisors or jointly with others, shall unconditionally be, become, and remain the sole and exclusive property of Wildcap or any of its affiliates, successors, or assignees, as the case may be. Business Direction Advisors shall promptly execute, acknowledge and deliver all applications, oaths, declarations and further documents and will provide such additional assistance as Wildcap or its counsel may deem necessary or desirable to evidence Wildcap’s title to such results and proceeds of the Services provided hereunder.  Any and all employees and agents of Business Direction Advisors shall enter into separate agreements with Wildcap containing provisions substantially as set forth in this Section 15 prior to providing any Services to Wildcap.

16.  ENFORCEABILITY.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in a California state court, this being in addition to any other remedy to which they are entitled at law or in equity.

17.  NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed to applicable party at the address set forth for it in the first paragraph of this Agreement or at such other address as such party may designate by providing written notice in the manner set forth above.

18.  ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties with respect to the matters contemplated hereby and there are no other promises or conditions in any other agreement whether oral or written with respect to such matters.  This Agreement supersedes any prior written or oral agreements between the parties with respect to such matters.

19.  AMENDMENT.  This Agreement may be modified or amended only if the amendment is made in writing and is signed by both parties.

21.  SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22.  APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof.

23.  ARBITRATION.  Except to the extent that a party is entitled to seek injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration before a single arbitrator in accordance with the then-existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Any arbitration shall be held in Orange County, California.  The costs of such arbitration and the attorneys’ fees and other experts’ fees and related costs of all parties shall be borne by the party against whom the arbitrator rules.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Business Direction Advisors

By:  /s/ James F. Gardner
James F. Gardner
President

Wildcap Energy

By:  /s/ Frederick Rogers
Frederick Rogers
Chief Operating Officer